Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Boston Therapeutics, Inc. of our report dated March 30, 2012, relating to our audits of the financial statements for the years ended December 31, 2011 and 2010, appearing in the Prospectus, which is part of this Registration Statement.  Our report dated March 30, 2012 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGladrey LLP

Boston, Massachusetts
September 21, 2012